Exhibit 99.3

RIGHT OF FIRST REFUSAL AGREEMENT

THIS RIGHT OF REFUSAL AGREEMENT (this "**Agreement**") is entered into as of August 5, 2026, by and between Abits Group, Inc., a British Virgin Islands company ("**Grantor**"), and Conglin (Forrest) Deng ("**Deng**").

WITNESSETH:

WHEREAS, Deng is a principal shareholder in and the Chief Executive Officer of Grantor;

WHEREAS, Grantor and Deng, among others, are parties to that certain Securities Purchase Agreement, dated August 5, 2026 (the "**Purchase Agreement**"), pursuant to which Deng and certain entities of which Deng has sole ownership and/or control have agreed to sell all of the capital shares of Grantor owned by him and such entities, representing 47% of the voting power thereof, to ARC Group International Ltd., a company incorporated in Hong Kong with limited liability ("**ARC**");

WHEREAS, pursuant to the terms of the Purchase Agreement, Grantor has agreed to offer to Deng a right of first refusal to purchase the business, assets and operations of Grantor, exclusive of any assets disposed of previously in the ordinary course of business consistent with past practice and assets that are immaterial to or not used in operation of Grantor's business as the same existed at the time of closing ("**Closing**") of the transactions contemplated by the Purchase Agreement (the "**Legacy Business**") in the event that, following the Closing, Grantor proposes or determines to sell, assign, transfer, convey or otherwise dispose of the Legacy Business; and

WHEREAS, concurrent with the Closing, ARC has agreed to deliver to Deng a promissory note in the principal amount of $3,500,000 as partial payment of the purchase price payable under the Purchase Agreement (the "**Closing Note**"), and Deng has agreed to temporarily assign the Closing Note to Grantor pursuant to a Temporary Assignment of the Closing Note, dated as of the date hereof (the "**Temporary Assignment**") for a period of nine months following the Closing, unless earlier terminated pursuant to this Agreement or the Temporary Assignment (the "**Assignment Period**").

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereto hereby agree as follows:

1. **<u>Right of First Refusal to Purchase</u>**. As required by Section 2.4 of the Purchase Agreement, Grantor hereby grants to Deng, subject to and in accordance with the terms and conditions of this Agreement, the right of first refusal to purchase (the "**ROFR**") the Legacy Business. Grantor shall operate and maintain the Legacy Business in the ordinary course of business consistent with past practice pending any exercise of the ROFR by Deng. Subject to applicable law, for so long as the ROFR is outstanding, Deng shall remain the sole director and officer of Abit USA, Inc., through which Grantor currently conducts the Legacy Business, and Grantor shall have no authority to (a) remove, replace, or alter Deng's positions, authority or roles in Abit USA, Inc. or with respect to the Legacy Business, (b) add any other party as a director or officer of Abit USA, Inc., (c) amend the organizational documents of Abit USA, Inc., or (d) interfere with the operations, digital asset wallets, energy contracts or fleet maintenance decisions of the Legacy Business; provided, however, that Grantor shall have authority to sell or transfer such digital assets as, in the good faith judgment of Grantor's Board of Directors, is required to satisfy payment obligations of the Legacy Business. Any attempts to take any of the actions set forth in (a) through (d) of the foregoing sentence will be null and void ab initio, and Deng shall be entitled to injunctive relief.

(i) If Grantor determines to sell the Legacy Business, or to effect any transaction (including without limitation a merger, consolidation, change of control, or sale of substantially all assets) that would result in the transfer, directly or indirectly, of the Legacy Business to a third party, or if Grantor shall otherwise receive an offer from a party other than Deng for any such sale or transfer which Grantor intends to accept, Grantor shall, prior to entering into an agreement with respect to such sale or transfer, provide or cause to be provided written notice to Deng (the "**ROFR Notice**") of its intention to effect such a transaction. The ROFR Notice shall specify the purchase price for the Legacy Business, the terms of payment thereof, the closing date and the other material business terms of such transaction. Deng shall have 30 calendar days following the date of such ROFR Notice (the "**Exercise Period**") to notify Grantor in writing (the "**ROFR Acceptance Notice**") of his determination to exercise the ROFR to acquire the Legacy Business on the terms and conditions set forth in the ROFR Notice; provided, however, that Deng shall not be required to pay a purchase price in excess of the amount of the Closing Note, inclusive of all accrued interest and fees (the "**ROFR Purchase Price**"). The Closing Note, as assigned to Grantor pursuant to the Temporary Assignment, shall constitute full and complete payment of the ROFR Purchase Price. The negotiation and execution of a purchase and sale agreement on terms consistent with the ROFR Notice and otherwise on customary terms shall occur no more than 30 calendar days after the date on which Deng gave Grantor the ROFR Acceptance Notice, and each party shall negotiate such agreement in good faith.

(ii) If Deng fails or elects not to submit timely a ROFR Acceptance Notice prior to expiration of the Exercise Period, or if Deng delivers a ROFR Acceptance Notice but Deng fails to proceed in good faith to execute a definitive purchase agreement for the Legacy Business, then the ROFR and this Agreement will automatically terminate and be of no further force or effect whatsoever, and Grantor may proceed as it wishes to sell, transfer or otherwise convey the Legacy Business to a third party.

(iii) Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate and be of no further force or effect upon expiration of the Assignment Period without a ROFR Notice having been delivered to Deng prior thereto. Upon such termination, neither party shall have any further rights or obligations under this Agreement.

2. **Governing Law**. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

3. **Consent to Jurisdiction; Waiver of Jury Trial.** Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement. Each party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any such court, and any claim that any such action or proceeding has been brought in an inconvenient forum. **EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.**

4. Amendment; Waiver. This Agreement may be amended, modified, or supplemented only by a written instrument executed by each of the parties. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure or delay by a party in exercising any right or remedy hereunder shall operate as a waiver thereof.

5. **Notices.** All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed duly given (a) when delivered by hand, (b) when sent by email (with

confirmation of transmission), (c) one Business Day after deposit with a nationally recognized overnight courier specifying next-day delivery, or (d) five Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid. For purposes of this Agreement, "**Business Day**" means any day other than a Saturday, Sunday, or other day on which banking institutions in the State of New York are authorized or required by law to be closed. Such notices shall be addressed to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to any Grantor, to:

Abits Group Inc.
Level 24, Lee Garden One, 33 Hysan Avenue
Causeway Bay, Hong Kong SAR, China
Attn: Conglin (Forrest) Deng
Email: forrest@abitgrp.com

with a copy to:

Kaufman & Canoles, P.C.
Two James Center, 14th Floor
1021 E. Cary St.
Richmond, VA 23219
Attn: Anthony Basch, Esq.
Email: tony.basch@kaufcan.com

if to Deng, to:

Conglin (Forrest) Deng
Flat B 17/F, Tower 1
17 Sheung Shing Street, Grand Homm, Ho Man Tin, Hong Kong
Email: bridgeforrest@gmail.com

6. **Successors and Assigns.** This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party; provided, however, that Deng may, without Grantor's consent, assign his rights under this Agreement to any entity controlled by or under common control with Deng, provided that no such assignment shall relieve Deng of his obligations hereunder.

7. **Severability.** If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under applicable law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

8. **Specific Performance.** The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy at law or in equity.

9. **Counterparts.** This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. This Agreement

may be executed and delivered by facsimile signature, PDF, or any electronic signature complying with the U.S. federal ESIGN Act of 2000.

10. Interpretation. The headings in this Agreement are for convenience of reference only, are not part of this Agreement, and shall not affect its interpretation. In the negotiation of this Agreement, each Party has received advice from its own attorney. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against any Party because that Party or its attorney drafted the provision.

[signature pages follow]

WITNESS WHEREOF, Grantor and Deng have caused this Agreement to be executed as of the day and year first above written.

GRANTOR:

ABITS GROUP, INC.

By: Yan Yan Sun
Print Name: Yanyan Sun
Title: Director

Conglin (Forrest) Deng, Individually